Exhibit 10.3

[PDL Letterhead]

February 16, 2007

Dr. Mark McCamish

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Dear Mark:

On behalf of PDL BioPharma, Inc., I am pleased to extend you an offer for the position of Senior Vice President and Chief Medical Officer reporting to Mark McDade, CEO. Your appointment as an officer of PDL is subject to approval by PDL’s Board of Directors.

The monthly salary for this position is $30,000.00 ($360,000.00/annually). We offer our employees an attractive benefits package, including a comprehensive medical policy and dental plan, as well as life insurance coverage. You are also eligible to participate in PDL’s 2007 performance bonus program (payable in 2008), with an annual target bonus

You will also receive options to purchase 85,000 shares of PDL BioPharma, Inc., Common Stock under a PDL stock option plan. The options will vest over four years, with one-fourth of the options vesting after one year of employment and the remainder vesting in equal monthly increments over the remaining three years. In addition, you will receive 7,500 shares of restricted stock, which vest annually over four years. This offer is subject to the approval of the Board of Directors and your execution of our standard Stock Option Agreement.

PDL is prepared to offer you a hiring bonus of $100,000.00, less applicable taxes. The bonus amount shall be payable and included with your first paycheck from PDL. If you voluntarily resign your position or your employment is terminated for cause prior to your one-year anniversary with PDL, $100,000.00 will be immediately due and payable to PDL. If you voluntarily resign your position or your employment is terminated for cause after your one-year anniversary but prior to your two-year anniversary with PDL, $50,000 will be immediately due and payable to PDL.

PDL will also provide you with a $55,000 relocation bonus, less applicable taxes. If you voluntarily resign your position or your employment is terminated for cause prior to your one-year anniversary with PDL, the entire amount will be immediately due and payable to PDL. If you voluntarily resign your position or your employment is terminated for cause after your one-year anniversary but prior to your two-year anniversary with PDL, $27,500 will be immediately due and payable to PDL.

For purposes of federal immigration law, you will be required to provide PDL documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of your date of hire. In addition, this offer is contingent upon the successful completion of a background check.

As a PDL BioPharma employee, you are free to resign at any time, just as PDL BioPharma is free to terminate your employment at any time, with or without cause. There will be no express or implied agreements to the contrary.

To indicate your acceptance of our offer, please sign and date one copy of this letter in the space provided below and return it to Laurie Torres, in the enclosed envelope by the date indicated below. This letter, along with an agreement relating to proprietary rights between you and PDL, sets forth the terms of your employment with PDL and supersedes any prior representations or agreements, whether written or oral. This letter may not be modified or amended except by a written agreement, signed by PDL and by you.

We are very excited at the prospect of your joining PDL BioPharma as a key contributor. This offer will remain open until February 20, 2007, at which time it will expire if not previously accepted.

Sincerely,

/s/ Mark McDade	/s/ Mark McCamish
Mark McDade	Dr. Mark McCamish
CEO
17 Feb 2007
Date